Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Partners of

CubeSmart, L.P.:

We consent to the use of our report dated July 14, 2011 with respect to the consolidated balance sheets of CubeSmart, L.P. (formerly U-Store-It, L.P.) as of December 31, 2010 and 2009, and the related consolidated statements of operations, capital and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule as of December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

September 16, 2011